Exhibit 10.22

Schedule A to

Exhibit 10.22

In accordance with Instruction 2 to Item 601(a)(4) of Regulation S-K, each of the following named executive officers has entered into a noncompetition agreement that is substantially identical in all material respects to the form of agreement listed as Exhibit 10.22, except as to the name of the executive, date of execution and governing law:

Daniel L. Comas

Philip W. Knisely

James A. Lico

Thomas P. Joyce, Jr.